UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DICK’S SPORTING GOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 2, 2004

To our Stockholders:

The 2004 annual meeting of stockholders of Dick’s Sporting Goods, Inc., a Delaware corporation, will be held at the Wyndham Pittsburgh Airport, 777 Aten Rd., Coraopolis, PA 15108, (412) 788-8800, June 2, 2004, beginning at 1:30 p.m. local time. At the meeting, the holders of the Company’s issued and outstanding Class B common stock and common stock will act on the following matters:

(1)	Election of two Class B Directors, each for terms that expire in 2007;

(2)	Approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of (i) common stock, par value $.01 per share from one hundred million (100,000,000) to two hundred million (200,000,000) and (ii) Class B common stock, par value $.01 per share from twenty million (20,000,000) to forty million (40,000,000); and

(3)	Any other matters that properly come before the meeting.

All holders of record of shares of Dick’s Sporting Goods’ Class B common stock and common stock (NYSE: DKS) at the close of business on April 12, 2004 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

A list of stockholders entitled to vote at the meeting may be examined by any stockholder, for any purpose germane to the meeting, at 200 Industry Drive, RIDC Park West, Pittsburgh, PA 15275 beginning on May 21, 2004.

By order of the Board of Directors,

Michael F. Hines
Executive Vice President, Chief Financial
Officer and Corporate Secretary

April 26, 2004

Pittsburgh, PA

-i-

200 Industry Drive, RIDC Park West

Pittsburgh, Pennsylvania 15275

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Dick’s Sporting Goods, Inc., a Delaware corporation, to be held at the Wyndham Pittsburgh Airport, 777 Aten Rd., Coraopolis, PA 15108, (412) 788-8800, June 2, 2004, beginning at 1:30 p.m. local time, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about April 28, 2004.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of two Class B Directors, approval of an amendment to our certificate of incorporation to increase the number of shares of our authorized capital stock and to act on any other matter to properly come before the meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 12, 2004, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting or any postponements or adjournments of the meeting.

What are the voting rights of the holders of Dick’s Sporting Goods common stock and Class B common stock?

Holders of our common stock and Class B common stock have identical rights, except that holders of the common stock are entitled to one (1) vote for each share held of record and holders of Class B common stock are entitled to 10 votes for each share held of record on all matters submitted to a vote of the stockholders, including the election of Directors. Stockholders do not have cumulative voting rights. Holders of common stock and Class B common stock vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may be required by Delaware law.

Who can attend the meeting?

Subject to space availability, all common stockholders and Class B stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 1:00 p.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of record of the issued and outstanding shares of capital stock representing a majority of the votes entitled to be cast at the meeting constitutes a quorum, permitting the meeting to conduct its business. As of the record date, April 12, 2004, 33,162,022 shares of common stock representing the same number of votes and 14,107,644 shares of Class B common stock representing 141,076,440 votes were issued and outstanding. Thus, the presence of the holders of common stock or Class B common stock or the combination thereof representing at least 87,119,232 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominated slate of Class B Directors (see Item 1); and

•	for approval of the amendment to our certificate of incorporation (see Item 2).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of Directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items. For each other item, the affirmative vote of a majority of the votes represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

We are a controlled Company under the New York Stock Exchange rules

Because as of March 1, 2004, Edward W. Stack, our Chairman and Chief Executive Officer, controlled approximately 69% of the combined voting power of our common stock and Class B common stock, we are a “controlled company” under the New York Stock Exchanges Corporate Governance Standards, and we have chosen to take advantage of all of the exemptions available to “controlled companies” under Section 303A of the New York Stock Exchange Corporate Governance Standards.

Special note regarding stock split

On February 10, 2004, we announced that we were undertaking a two-for-one stock split of our common stock and Class B common stock in the form of a stock dividend. This stock dividend was distributed on or about April 5, 2004 to stockholders of record on March 19, 2004. All share numbers and prices contained in this proxy statement have been adjusted to reflect the stock split and represent share numbers and prices on a post-split basis.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

Based on a review of filings with the Securities and Exchange Commission (the “Commission”) and information known to us about our Class B common stock, the following are the non-management beneficial holders of more than 5% of the outstanding shares of Dick’s Sporting Goods, Inc. (i) common stock (or Class B common stock that is convertible into more than 5% of the outstanding shares of our common stock) or (ii) Class B common stock as of December 31, 2003 (the date on which holders of more than 5% of our outstanding common stock report their ownership):

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(6)	Percentage of common stock(7)	Percentage of Class B common stock(7)

Common Stock	Lone Pine Capital LLC and Lone Pine Associates LLC (1) Two Greenwich Plaza, Greenwich, CT 06830	2,707,910 shares of common stock shared power to vote and direct disposition(1)	8.25%	—

Common Stock	FMR Corp.(2) 82 Devonshire Street, Boston, MA 02019	2,098,200 shares of common stock shared power to vote and direct disposition(2)	6.39%	—

Common Stock	Wellington Management Company, LLP(3) 75 State Street, Boston, MA 02109	1,644,000 shares of common stock shared power to vote and direct disposition(3)	5.00%	—

Common Stock	Morgan Stanley 1585 Broadway, New York, NY 10036	1,680,300 shares of common stock shared power to vote and direct disposition(4)	5.12%	—

Class B Common Stock and Common Stock	Nancy Heichemer c/o Dick’s Sporting Goods, Inc. 200 Industry Drive, RIDC Park West Pittsburgh, PA 15275	757,722 shares of Class B sole power to vote or direct disposition of the shares and 42,278 shares of Class B and 58,000 shares of common stock shared voting and dispositive power(5)	(8)	5.67%

Class B Common Stock	Kim Myers c/o Dick’s Sporting Goods, Inc. 200 Industry Drive, RIDC Park West Pittsburgh, PA 15275	1,059,810 shares of Class B common stock	(8)	7.51%

(1)	Includes 97,484 shares of common stock owned by Lone Spruce, L.P., 213,924 shares of common stock owned by Lone Balsam, L.P., 178,722 shares of common stock owned by Lone Sequoia, L.P., and 2,217,780 shares of common stock owned by Lone Pine Capital LLC which serves as investment manager to Lone Cypress, Ltd. Lone Pine Associates LLC is the general partner of Lone Balsam, L.P., Lone Sequoia, L.P., and Lone Spruce, L.P., and has the power to direct the affairs of each, including decisions respecting the disposition of the proceeds from the sale of shares. Stephen F. Mandel, Jr. is the Managing Member of Lone Pine Associates LLC and in that capacity directs is operations. Mr. Mandel is the Managing Member of Lone Pine Capital LLC. Share ownership amounts are based on figures set forth in the Schedule 13G-A filed by Stephen F. Mandel, Jr. Lone Spruce, L.P., Lone Balsam, L.P., Lone Sequoia, L.P. Lone Pine Associates LLC and Lone Pine Capital LLC on February 13, 2004.

(2)	Includes 1,713,200 shares of common stock owned by Fidelity Management & Research Company and FA Mid Cap Stock Fund and 385,000 shares of common stock owned by Fidelity Management Trust Company. Fidelity Management & Research Company and Fidelity Management Trust Company are wholly owned by FMR Corp., which is controlled by Edward C. Johnson 3rd, Abigail P. Johnson and members of their family. Share ownership amounts are based on figures set forth in the Schedule 13G filed by FMR Corp., Edward C. Johnson 3rd, Abigail P. Johnson, Fidelity Management and Research Company and FA Mid Cap Stock Fund on February 16, 2004.

(3)	Share ownership amounts are based on figures set forth in the Schedule 13G filed by Wellington Management Company, LLP, in its capacity as investment advisor, on February 13, 2004.

(4)	Share ownership amounts are based on figures set forth in the Schedule 13G filed by Morgan Stanley in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units.

(5)	Includes 757,722 shares of Class B common stock beneficially owned by Nancy Heichemer, 42,278 shares of Class B common stock and 58,000 shares of common stock (of which call options have been issued for 28,000 shares) owned jointly by Mrs. Heichemer and her husband as joint tenants.

(6)	A person has beneficial ownership of shares if he has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by SEC rules to beneficially own shares underlying options or convertible securities that are presently exercisable or will become exercisable within 60 days of December 31, 2003. The shares listed in this table above include shares issuable upon the exercise of options or other rights that are exercisable or will become exercisable within 60 days of December 31, 2003.

(7)	As of December 31, 2003, there were 32,832,112 shares of our common stock outstanding and 14,107,644 shares of Class B common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership of common stock, we must include in the numerator and denominator those shares of common stock underlying options or convertible securities (such as our Class B common stock) that the stockholder is considered to beneficially own. Shares of common stock underlying options or convertible securities held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

(8)	Less than 5%.

How much stock do the Company’s Directors and executive officers own?

The following table shows the amount of Dick’s Sporting Goods Class B common stock and common stock beneficially owned (unless otherwise indicated) by our Directors, the executive officers named in the Summary Executive Compensation Table below and the Directors and executive officers as a group. Except as otherwise indicated, all information is as of March 1, 2004.

A person has beneficial ownership of shares if he has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by the Commission rules to beneficially own shares underlying options and convertible securities that are presently exercisable or will become exercisable within 60 days of March 1, 2004. The shares listed in this table below include shares of common stock issuable upon the exercise of options or other rights that are exercisable or will become exercisable within 60 days of March 1, 2004.

	Shares Beneficially Owned
	Number				Percent(12)
Name of Beneficial Owner	Common Stock		Class B		Common Stock	Class B	Voting Power

Executive Officers and Directors

Edward W. Stack	375,500	(1)	11,962,690	(2)	27.14% (includes Class B common shares owned by Mr. Stack) (12)	84.80%	68.89%
William J. Colombo	855,708	(3)	—		2.53%	*	*
William R. Newlin	29,200	(4)	—		*	*	*
Michael F. Hines	847,210	(5)	—		2.49%	*	*
Gary M. Sterling	336,050	(6)	—		1.00%	*	*
Emanuel Chirico	—		—		—	—	—
David I. Fuente	176,074	(7)	—		*	*	*
Walter Rossi	176,350	(8)	—		*	*	*
Lawrence J. Schorr	123,076	(9)	—		*	*	*
Steven E. Lebow	214,932	(10)	—		*	*	*
All Executive Officers and Directors as a group (10 persons)	3,134,100	(11)	11,962,690		33.16%	84.80%	68.89%

*	Percentage of shares of common stock beneficially owned does not exceed one percent (1%).

(1)	Includes 370,500 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2004. Also includes 5,000 shares held by Mr. Stack’s minor children. Mr. Stack disclaims beneficial ownership of those securities, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for the purposes of Section 16 under the Securities Exchange Act of 1934. On January 15, 2004, Mr. Stack entered into a three-year variable prepaid forward contract. At maturity on or just after January 16, 2007, Mr. Stack will deliver a maximum of 300,000 shares of common stock (the “Pre-paid Shares”) of the Company to the counter party in the transaction, based upon the closing sale price of the common stock on January 16, 2007. At Mr. Stack’s option, he may deliver cash in an amount equivalent to the value of the required number of shares at maturity. As part of this transaction, Mr. Stack is required to pledge with the counter party shares of common stock and/or Class B common stock equal to the number of Pre-paid Shares.

(2)	Includes 600,000 shares held by Richard T. Stack, over which Edward W. Stack maintains sole voting power.

(3)	Includes 648,634 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2004. Also includes 1,200 shares held by Mr. Colombo’s children. Mr. Colombo disclaims beneficial ownership of those securities, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for the purposes of Section 16 under the Securities Exchange Act of 1934.

(4)	Includes 22,200 shares held by Mr. Newlin’s spouse. Mr. Newlin disclaims beneficial ownership of those securities, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for the purposes of Section 16 under the Securities Exchange Act of 1934.

(5)	Includes 694,440 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2004.

(6)

Includes 318,280 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2004. Also includes 1,000 shares held by Mr. Sterling’s daughter. Mr. Sterling disclaims beneficial ownership of those securities, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for the purposes of Section 16 under the Securities Exchange Act of 1934.

(7)	Includes 150,150 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2004.

(8)	Includes 150,150 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2004.

(9)	Includes 80,850 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2004.

(10)	Includes 127,050 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2004. Includes 87,882 shares of common stock in the aggregate, for which Mr. Lebow acts as trustee for certain trusts which are the record holders of such shares.

(11)	A total of 2,540,054 shares of common stock are issuable upon the exercise of options for all 10 officers and directors as a group within 60 days of March 1, 2004.

(12)	As of March 1, 2004, there were 33,128,792 shares of common stock outstanding and 14,107,644 shares of Class B common stock outstanding. To calculate a Director or executive officer’s percentage of beneficial ownership of common stock, we must include in the numerator and denominator those shares of common stock underlying options or convertible securities (such as our Class B common stock) that the Director or executive officer is considered to beneficially own. Shares of common stock underlying options or convertible securities held by other directors, executive officers and stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our Directors and executive officers may differ.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Commission and written representations that no other reports were required we believe that all of our Directors and executive officers complied during 2003 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with the exception of Gary Sterling, our Senior Vice President, Merchandising, who filed three untimely reports, due to an administrative error on the part of the Company’s third party stock plan administrator in failing to communicate the appropriate number of shares granted or exercised under the Company’s 2002 Stock Plan. Mr. Sterling filed reports on (i) September 2, 2003 correcting an error showing the exercise of 84,880 shares of common stock by him on August 25, 2003, (ii) January 23, 2004, showing the exercise of options for 161,700 shares of common stock by him on May 29, 2003 and (iii) April 8, 2004 showing the issuance of options for 10,000 shares of common stock on January 7, 2003 and the purchase of 1,000 shares in October of 2002 by his adult daughter who still resides in his residence. There also was one untimely report filed by Emanuel Chirico, an outside director, due to an administrative error reporting the exercise price for an option granted in December of 2003.

ITEM 1—ELECTION OF DIRECTORS

The Board is divided into three (3) classes, each containing as nearly as possible an equal number of Directors. The current term of office of our Class B Directors expires at the 2004 annual meeting while the Class C Directors expires at the 2005 annual meeting and the Class A Directors expires at the 2006 annual meeting. Steven E. Lebow, one of our Class B Directors is not standing for reelection at our 2004 annual meeting. Based on the recommendation of the Governance and Nominating Committee and in order to divide our Board into three (3) classes containing as nearly as possible an equal number of Directors, our Board has, effective upon the occurrence of the 2004 annual meeting, reduced the number of our directors to six (6) members. Emanuel Chirico (currently a Class A Director who was appointed by the Board in 2003 to serve a term until the 2006 annual meeting) will be standing for election as a Class B Director at the 2004 annual meeting. Therefore, upon recommendation by the Governance and Nominating Committee of the Board of Directors, the Board of Directors proposes that the following nominees, Walter Rossi (currently a Class B Director) and Emanuel Chirico (currently a Class A Director), be elected for new terms of three (3) years and until their successors are duly elected and qualified as Class B Directors. Mr. Chirico, when originally appointed to our Board, was recommended to us by a non-management director. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a Director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Directors Standing for Election.

The Directors standing for election at the annual meeting are:

Emanuel Chirico, 46, has served on the Board since December 2003. Since 1999, Mr. Chirico has been the Executive Vice President and Chief Financial Officer of the Phillips-Van Heusen Corporation (apparel and footwear listed on the NYSE). From 1993 until 1999, Mr. Chirico was Phillips-Van Heusen Corporation’s controller. Prior to that, he was a partner at Ernst & Young LLP. Mr. Chirico was appointed by the Board in 2003 as a Class A Director, with his term as a Class A Director to expire at the 2006 annual meeting. Because Mr. Lebow is not standing for reelection, Mr. Chirico is standing for election as a Class B Director at this meeting in order to allow us to have a Board divided into three (3) classes, containing as nearly as possible an equal number of Directors.

Walter Rossi, 61, has served on the Board since 1993. In 2004, Mr. Rossi became a director of Guitar Center, Inc. (a retailer of musical instruments listed on Nasdaq). Mr. Rossi formerly served as Chief Executive Officer of Naartjie Custom Kids, Inc. (a children’s apparel retailer), Chief Executive Officer of Home Express (a retailer of home furnishings), Chairman of the Retail Group at Phillips-Van Heusen Corporation (apparel and footwear company listed on the NYSE) and Chairman and Chief Executive Officer of Mervyn’s (a department store chain). Mr. Rossi’s current term of office as a Class B Director expires at the 2004 annual meeting.

The Board unanimously recommends that the stockholders vote “For” the persons nominated by the Board as Class B Directors.

Other Directors Not Standing for Election at this Meeting. Other than the current nominees, four (4) of the remaining five (5) members of the Board of Directors who served during fiscal 2003 will continue to serve as members of our Board. Our other Directors who will serve after the 2004 annual meeting are:

Edward W. Stack, 49, has served as our Chairman and Chief Executive Officer since 1984 when the founder and Edward Stack’s father, Richard “Dick” Stack, retired from our then two store chain. Mr. Edward Stack has served us full time since 1977 in a variety of positions, including President, Store Manager and Merchandise Manager. Mr. Stack’s current term of office as a Class C Director expires at the 2005 annual meeting.

William J. Colombo, 48, became our President and a board member in 2002 in addition to being Chief Operating Officer. From late in 1998 to 2000, Mr. Colombo served as President of dsports.com LLC, our internet commerce subsidiary. Mr. Colombo served as Chief Operating Officer and an Executive Vice President from 1995 to 1998. Mr. Colombo joined us in 1988. From 1977 to 1988, he held various field and district positions with J.C. Penney Company, Inc. (a retailing company listed on the NYSE). He is also on the board of directors of Gibraltar Steel Corp. (a processor and manufacturer of steel products listed on Nasdaq). Mr. Colombo’s term as a Class A Director expires at the 2006 annual meeting.

David I. Fuente, 58, has served on the Board since 1993. Mr. Fuente is currently a member of the board of Office Depot, Inc. (an office supply retailer listed on the NYSE) and was Chairman of Office Depot from 1987 to 2001 and its Chief Executive Officer from 1987 to 2000. He currently serves as a director for Ryder System, Inc. (a truck leasing and logistics company listed on the NYSE). Mr. Fuente’s term as a Class A Director expires at the 2006 annual meeting.

Lawrence J. Schorr, 49, has served on the Board since 1985. Mr. Schorr currently serves as Chief Executive Officer of Empire Plastics, Inc. (a privately owned plastics manufacturing company) and as co-managing partner of the law firm of Levene, Gouldin and Thompson LLP. Mr. Schorr has held both of these positions for the last five years. He previously was President of RRT-Recycle America, a subsidiary of WMX Technologies, Inc. He formerly served in the same position for Resource Recycling Technologies, Inc. (a solid waste material management company listed on the American Stock Exchange). Prior to that he served as a partner in the law firm of Levene, Gouldin and Thompson LLP. Mr. Schorr’s term as a Class C Director expires at the 2005 annual meeting.

How are Directors compensated?

Beginning in fiscal 2001, non-employee Directors were compensated by means of an annual retainer of $20,000 plus $7,500 per meeting both paid in cash. Beginning in fiscal 2003, in addition to the annual retainer and per meeting fees, each committee chair receives $15,000 per committee chairmanship per year, except that the audit committee chair receives an annual retainer of $25,000. Each committee member also receive a per committee meeting fee of $1,500. There are generally four (4) Board meetings per year. Prior to fiscal 2001, non-employee Directors received no cash compensation. Instead, there was an initial stock option grant of 46,200 shares and annual stock option grants of 23,100 shares. In the future, we intend to compensate our non-employee Directors in an amount consistent with amounts paid by comparable public companies. Currently, each Director receives an initial option grant exercisable for 20,000 shares upon his first election to the board with an additional annual option grant exercisable for 10,000 shares for each year of service thereafter. In accordance with our practice, each of Messrs. Fuente, Lebow, Rossi and Schorr received option grants exercisable for 10,000 shares of the Company’s common stock at an exercise price of $25.25 as part of their annual stock option grant made in fiscal 2003. Mr. Chirico received an option grants exercisable for 20,000 and 10,000 shares of common stock at exercise prices of $25.07 and $25.25, respectively as part of his initial Board grant and his annual grant during fiscal 2003. In each case these options vest in equal installments over four years from the date of grant. Additionally, members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

How often did the Board meet during fiscal 2003?

The Board of Directors met six (6) times and acted once by unanimous written consent during fiscal 2003. Each Director attended all Board of Director meetings either in person or via teleconference and executed each unanimous written consent. The Audit Committee met eight (8) times during fiscal 2003. Each Audit Committee member who was then a member of the committee, attended all Audit Committee Meetings. During fiscal 2003, the Compensation Committee met three (3) times and acted twice by unanimous written consent. Each Compensation Committee member attended all of the Compensation Committee Meetings. The Governance and Nominating Committee met twice during fiscal 2003. Each Governance and Nominating Committee member attended all of the Governance and Nominating Committee Meetings.

What committees has the Board established?

The Board of Directors has standing Compensation and Audit Committees that were established prior to our initial public offering, and in March 2003 we constituted a standing Governance and Nominating Committee. The following set forth Committee memberships as of the date of this proxy statement.

Director	Compensation Committee	Audit Committee	Governance and Nominating Committee

Edward W. Stack			X (c)

William J. Colombo

David I. Fuente	X (c)		X

Emanuel Chirico		X

Walter Rossi		X

Lawrence J. Schorr	X	X (c)	X

Steven E. Lebow(+)		X

(c)	Denotes chair.

(+)	Not standing for reelection.

Messrs. Schorr (Chairperson), Chirico, Rossi and Lebow were members of the Audit Committee during fiscal 2003, which has been established in accordance with Section 3(a)(58)A of the Securities Exchange Act. Mr. Lebow is not standing for reelection at the 2004 annual meeting. We have adopted an Audit Committee charter that was effective upon completion of our initial public offering, which we amended and restated after the adoption of the final New York Stock Exchange rules relating to corporate governance, under which the Audit Committee reviews with management our internal financial controls, accounting procedures and reports. The Audit Committee also reviews the engagement of our independent auditors, makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the scope, fees and results of any audit. Emanuel Chirico is qualified as the audit committee financial expert within the meaning of the SEC regulations and the Board has determined that he has accounting and financial management expertise within the meaning of the standards of the New York Stock Exchange. The Board has determined that Mr. Chirico is independent as the term is defined in Item 7(d)(3)(iv) of Schedule 14A and the Board has determined that all members of our Audit Committee are independent within the meaning of the SEC regulations relating to audit committee independence, the listing standards of New York Stock Exchange and the Company’s Corporate Governance Guidelines. Our Audit Committee Charter is available on the Investor Relations portion of our website (www.dickssportinggoods.com).

Messrs. Fuente (Chairperson) and Schorr comprise the Compensation Committee. The Compensation Committee monitors our stock option and stock purchase plans and establishes the terms and conditions of all stock option grants. Our Compensation Committee Charter is available on the Investor Relations portion of our website (www.dickssportinggoods.com).

Messrs. Stack (Chairperson), Fuente and Schorr comprise the Governance and Nominating Committee. This committee provides oversight and guidance to the Board of Directors to ensure that the membership, structure, policies and processes of the Board and its committees facilitate the effective exercise of the Board’s role in our governance. We intend that the committee will review and evaluate the policies and practices with respect to the size, composition and functioning of the board, evaluate the qualifications of and recommend to the full Board candidates for election as Directors, and review and recommend to the full Board the compensation and benefits for non-employee Directors. The Governance and Nominating Committee recommended to the Board of

Directors that Messrs. Rossi and Chirico stand for election as Class B Directors. Our Governance and Nominating Committee charter is available on the Investor Relations portion of our website (www.dickssportinggoods.com). Because the Company is a “controlled company” under the New York Stock Exchanges Corporate Governance Standards, it is not required to have an independent nominating committee. However, two (2) of the three (3) members of the committee (Messrs. Fuente and Schorr) would qualify as independent under the standards applicable to non-controlled companies under the New York Stock Exchange’s Corporate Governance Standards.

How does the Board select nominees for the Board?

The Governance and Nominating Committee will consider candidates for Board membership suggested by its members and other Board members and management. This committee will consider Director candidates from stockholders for election at the 2005 annual meeting if such nominees are submitted in accordance with the procedures set forth in “Additional Information—Advanced Notice Procedures.”

The Governance and Nominating Committee, at the direction of the Committee Chair, makes an initial determination as to whether to conduct a full evaluation of a prospective candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the other Board members as appropriate, that additional consideration is warranted, it may request that additional information about the prospective nominee’s background and experience be gathered and a report be prepared for the Committee. The Committee then would evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including, independence, integrity, experience, sound judgment in areas relevant to the Company’s businesses and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. The Committee will also measure candidates against the criteria it sets, including skills and attributes that reflect the values of the Company. The Governance and Nominating Committee will also be responsible for reviewing with the Board, on an annual basis, the criteria it believes appropriate for Board membership.

The Committee will also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Depending on the needs of the Company at the time, the prospective nominees and such other factors as the Committee deems in its business judgment to be relevant, the Committee will take such other steps as are necessary to evaluate the prospective nominee, including, if warranted one or more of the members of the Committee interviewing the prospective nominee. After completing this evaluation and other step of the process the Committee would make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Does the Company have a Code of Ethics?

We adopted a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees, including the principal executive officer, the principal financial officer and the principal accounting officer. Certain sections of the Code are also applicable to the Board. The Code is available on the Investor Relations portion of our website (www.dickssportinggoods.com). We intend to post amendments to or waivers from the Code (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer or Directors).

How do stockholders communicate with the Board?

Stockholders and other parties interested in communicating directly with the Board, the presiding non-management director or with the non-management directors as a group may do so by writing to the Board or Presiding Director (as the case may be), c/o Chief Administrative Officer and the Corporate Secretary, Dick’s Sporting Goods, Inc., 200 Industry Drive - RIDC Park West, Pittsburgh, PA 15275 or e-mail at investors@dcsg.com to the attention of the Chief Administrative Officer and the Corporate Secretary. Effective March 25, 2004, the Governance and Nominating Committee of the Board approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, our Governance and Nominating Committee has instructed our Chief Administrative Officer to (i) review any such correspondence, (ii) regularly forward to the Board a summary of all such correspondence and (iii) regularly forward to the presiding non-management director copies of all correspondence that is addressed to the presiding director or the non-management directors as a group or that, in the opinion of the Chief Administrative Officer, is intended for the presiding director or the non-management directors or that otherwise requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

On March 25, 2004, the Board named David I. Fuente to act as the presiding non-management director for a one-year term (until the 2005 annual meeting proxy statement is filed or until his successor is duly appointed and qualified).

How does the Board determine which directors are considered independent?

On December 4, 2003, the Board adopted its Corporate Governance Guidelines. The Guidelines adopted by the Board meet the new listing standards adopted during the year by the New York Stock Exchange for “controlled companies.” The portion of the Guidelines addressing director independence is attached to this proxy statement as Annex I, and the full text of the Guidelines can be found in the Investor Relations section of the Company’s website (www.dickssportinggoods.com). A copy may also be obtained upon request from the Company’s Corporate Secretary.

Pursuant to the Guidelines, the Board undertook its annual review of director independence on March 25, 2004. During this review, the Board considered transactions and relationships between each director with the Company (either directly or as a partner, stockholder or officer of any organization that has a relationship with the Company). As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Governance and Nominating Committee affirmatively determined that Messrs. Chirico, Fuente, Lebow, Rossi and Schorr are independent directors in accordance with the standards set forth in the Guidelines.

Policy on Annual Meeting Attendance

On March 25, 2004, the Governance and Nominating Committee adopted the Board’s official policy with respect to the Board attendance at the annual meeting of stockholders, which is that the Board strongly encourages its members to attend the Company’s annual meeting of stockholders; the Company also expects that most of its Directors will attend its 2004 annual meeting. Two members of the Board were in attendance at last year’s annual meeting.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Messrs. Fuente and Schorr. Neither Mr. Fuente nor Mr. Schorr has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serve or have served as a member of the Board of Directors, Compensation Committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our Directors or on our Compensation Committee. Our Compensation Committee customarily has met and discussed matters relating to the compensation of our employees and key officers. Generally, the Compensation Committee has made recommendations to our full Board of Directors in order for the full Board to take formal action on these matters.

Certain Relationships and Related Transactions

Some of our stockholders, some of whom are affiliated with our Directors or that own more than 5% of a class of our common stock, have registration rights to register shares of our common stock under the Securities Act of 1933. They may request that we register their shares of common stock with the Commission, and, if all conditions under our registration rights agreement are met, we must register their shares. We would be required to bear specified expenses related to those registrations.

We owe entities established by the estate of Richard (“Dick”) Stack, our founder and father of Edward W. Stack, a balance of $325,000 as of February 1, 2004. The obligation represents the remaining balance on a $1,251,000 (the largest aggregate amount of indebtedness outstanding under the promissory note) in principal amount loan granted to us in 1986, payable at an annual interest rate of 12% in monthly installments of approximately $14,000 through May 1, 2006. The loan, which is subordinated to all of our senior indebtedness, may be prepaid, in whole or in part, at any time without premium or penalty. The loan may be accelerated upon an event of default, including default on any payment on the loan for a period of 15 days after notice, default in the observance of any other covenant, condition or agreement for a period of 30 days, the acceleration of our other indebtedness or our inability to pay our debts as they become due. At the time the loan was granted to us, we believed the terms were consistent with the terms that we would have received from an unaffiliated third party in an arms-length transaction.

We also lease two locations from entities established by Dick Stack’s estate, one of which continues to operate as one of our stores and the second of which has been subleased to a third party. Our total monthly lease payments for the two locations is $20,000. We paid $240,000 under these leases in fiscal year 2003. The amount we are paying per square foot under these leases is comparable to the amounts we agreed to pay to unaffiliated third parties for other new leases that were entered into around the same time period.

We entered into an agreement with Edward W. Stack and Richard T. Stack, dated November 12, 1992, which gives Edward W. Stack the option to purchase shares of Class B common stock held by Richard T. Stack and an irrevocable proxy giving Edward W. Stack the right to vote all shares owned (including shares acquired in the future) by Richard T. Stack. Although the option to acquire expired, the irrevocable proxy is still in effect.

Kim Myers, the sister of our Chairman and CEO and after the exchange a holder of more than 5% of our Class B common stock, is married to Tim Myers, our Director of Reverse Logistics, an employee in our Conklin, New York facility. During fiscal 2003, Mr. Myers was paid an aggregate salary and bonus of $159,258 for his services during the year.

During part of fiscal 2003, William R. Newlin, our Chief Administrative Officer and Executive Vice President, served as Chairman and CEO of Buchanan Ingersoll PC. During fiscal 2003, Buchanan Ingersoll provided legal services to us and was paid $1,126,515 for those services and certain disbursements incurred by them on our behalf.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Committee is to assist the Board of Directors in its responsibility to:

•	oversee the integrity of the audit process, financial reporting and internal accounting controls of the Company;

•	oversee the work of the Company’s financial management, the internal auditors employed by the Company and any registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work;

•	oversee management’s development of, and adherence to, a sound system of internal accounting and financial controls and that internal auditors and outside auditors objectively assess the Company’s financial reporting, accounting practices and internal controls; and

•	provide an open avenue of communication between outside auditors, internal auditors and the Board.

(In connection with the New York Stock Exchange’s adopting its revised Corporate Governance Standards, we amended and restated the Company’s Audit Committee Charter on December 4, 2003. The full text of the Committee’s charter is attached to this proxy statement as Annex II and is available on the Investor Relations portion of our website (www.dickssportinggoods.com).)

In carrying out these responsibilities, the Audit Committee, among other things:

•	provides oversight on matters relating to its appointment of and oversight of the outside auditors;

•	reviews matters concerning the appointment and oversight of the internal auditors;

•	provides oversight and review of accounting principles and practices and internal controls;

•	provides oversight and monitoring of the Company’s financial statements and audits;

•	oversees matters relating to communications with the outside auditors and management;

•	prepares an annual report to be included in the Company’s proxy statement relating to the annual report; and

•	provides oversight to the extent it deems necessary on certain other matters related to certain related party transactions.

The Committee met eight (8) times during fiscal 2003. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual financial statements and quarterly operating results prior to their issuance beginning during fiscal 2003. During fiscal 2003, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the adoption of, or changes to, the Company’s significant internal auditing and accounting principles and procedures as suggested by the outside auditors, internal audit and management and any management letters provided by the outside auditors and the response to those letters. The Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and the disclosures made to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has received a written disclosure letter as required by that standard. The Audit Committee has also received, reviewed and discussed with Deloitte & Touche LLP the report required by section 10A(k) of the Securities Exchange Act of 1934.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, for filing with the Commission.

Members of the Audit Committee

Lawrence J. Schorr (Chairperson)

Steven E. Lebow

Walter Rossi

Emanuel Chirico

Audit and Non-Audit Fees and Independent Public Accountants

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP (we sometimes refer to Deloitte & Touche LLP as D&T) for the audit of the Company’s annual financial statements for fiscal 2002 and 2003, and fees billed for other services rendered by D&T for fiscal 2002 and 2003.

	Fiscal 2003	Fiscal 2002
Audit fees (a)	$303,450	$775,900
Audit-Related Fees (b)	15,300	15,500
Tax Fees (c)	248,000	232,000
All other fees	—	—

Total all fees	$566,750	$1,023,400

(a)	Includes $537,650 of fees incurred in connection with the Company’s initial public offering in fiscal 2002.

(b)	Principally audits of employee benefit plans.

(c)	Tax-related services related primarily to tax compliance (including U.S. federal and state returns), tax consulting and tax planning.

During fiscal 2003, both on an annual basis and as it relates to specific engagements, the Audit Committee pre-approved the terms (including compensation) of all auditing services (including the provision of any comfort letters in connection with securities underwritings) and the terms of any permissible non-audit services and the compensation for such services.

D&T has served as our independent accountants since the audit for the 11-month period ended January 30, 1999. D&T has been selected by the Audit Committee to act as our independent public accountant for fiscal 2004. Representatives of D&T will be present at the meeting to respond to questions and to make statements as they desire.

Executive Compensation

Report of the Compensation Committee

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2003.

What is the Company’s philosophy of executive officer compensation?

The Company’s compensation program for executives consists of three key elements:

•	a base salary;

•	a performance-based annual bonus, which is payable in cash; and

•	periodic grants of stock-based compensation, such as stock options. Under this approach, compensation for these officers involves a high proportion of pay that is “at risk,” in the form of the annual bonus, which takes into account personal performance but is also based, in significant part, on our performance. In addition, stock-based compensation such as stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company’s stockholders.

We believe that this three-part approach best serves the interests of our company and its stockholders. It enables the company to meet its requirements for management and creative talent while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders.

Base Salary. Base salaries for our executive officers other than the Chief Executive Officer, including any annual or other adjustments, are based upon recommendations by the Chief Executive Officer, taking into account such factors as salary norms in comparable business, a subjective assessment of the nature of the position and the contribution and experience of the officer. During fiscal 2003, recommendations relating to executive officers subject to Section 162(m) of the Internal Revenue Code were reviewed by the Compensation Committee.

Annual Bonus. Awards of annual bonuses to executive officers who are subject to Section 162(m) of the Internal Revenue Code were made by the Compensation Committee, and all other bonuses paid to non-executive officers were made in accordance with a formula established by the Compensation Committee and Chief Executive Officer.

Under the Company’s annual bonus program, executive officers and certain other employees are eligible to receive cash bonuses based upon the Company’s attainment of specific performance goals, primarily total company earnings, as recommended by the Chief Executive Officer and approved by the Compensation Committee. Target incentive bonus opportunities are established at the beginning of the fiscal year as measured by earnings before taxes at the total Company level. A specified percentage of a bonus program participant’s annual salary is used to determine any amount to be paid. A threshold level of performance is established below which no bonus award is paid, levels of performance at which specified percentages of the target bonus will be paid, and a maximum level of performance above which no additional bonus would be paid.

The 2003 bonus programs specified that the maximum bonus payable to the Chief Executive Officer is limited to three (3) times annual salary and the maximum bonus payable to the President/Chief Operating Officer, the Executive Vice President/Chief Administrative Officer and the Executive Vice President/Chief Financial Officer is limited to 1.5 times annual salary and .75 times the annual salary for the Senior Vice President Merchandising.

Stock Options. During fiscal 2003, the Compensation Committee operated under guidelines for stock option grants, which are generally applicable to all eligible employees. Under these guidelines, stock option grants are generally made on an annual basis in amounts that take into account such factors as market data on total compensation packages, the value of stock option grants at targeted external companies, total stockholder return, share usage and stockholder dilution. In appropriate cases, however, special grants may be authorized outside of the annual-grant framework.

All decisions to grant stock options are in the sole discretion of the Compensation Committee and, except for grants to the Chief Executive Officer, based upon recommendation from the Chief Executive Officer. Historically most options have vested over a minimum four (4) years. Virtually all options are granted with exercise prices equal to the market value of the Company’s common stock.

How is the Company’s Chief Executive Officer compensated?

Mr. Stack, Chairman and Chief Executive Officer, is eligible to participate in the same executive compensation program available to other Company executives and his total annual compensation, including compensation derived from the annual bonus program, was set by the Compensation Committee based on the same factors as other executives, namely, the continued increase in the Company’s earnings and the Company’s comparative performance versus other companies in the sporting goods retail category. Payments earned by Mr. Stack are included in the Summary Compensation Table. Mr. Stack as a greater than 5% stockholder is ineligible to participate in the Company’s employee stock purchase plan.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four (4) other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Compensation Committee expressly reserves the authority to approve non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Members of the Compensation Committee

David I. Fuente (Chairperson)

Lawrence J. Schorr

Severance and Other Arrangements

All of our executive officers have executed agreements with us providing them with severance payments upon termination of employment with us under certain circumstances. Upon the termination of employment of an officer under such circumstances we are obligated to pay to that officer an amount equal to the greater of (i) four (4) weeks of pay at the officer’s base salary or (ii) one week of pay for every year of employment with us. The severance payment is payable bi-weekly over the 12-month period following the officer’s termination. No severance payment is payable to the officer if the officer voluntarily terminates employment with us, retires or is terminated due to “cause” (as defined in the agreement), death, or permanent disability.

We entered into an offer letter with William R. Newlin, our Chief Administrative Officer and Executive Vice President who joined the company on October 22, 2003. Under that letter, we confirmed certain terms of Mr. Newlin’s employment with us. See footnote 12 to the Summary Executive Compensation Table for compensation information and footnote 4 to the Option Exercises and Values for Fiscal 2003 table for option information contained in this proxy statement. Under the offer letter, if Mr. Newlin’s employment terminates involuntarily within the first two years of employment, he receives severance of one year of base pay and the prorated portion of the bonus for that year. Any applicable severance amount doubles if there is an event where Edward W. Stack (whether by reason of stock ownership or position) is no longer in a position to make controlling judgments concerning Mr. Newlin’s responsibilities with the company and Mr. Newlin chooses to leave the Company.

Summary Executive Compensation Table

The following table sets forth information concerning the compensation earned by our chief executive officer and our other executive officers (our “named executive officers”) for services rendered in all capacities to us in fiscal 2001, 2002 and 2003.

		Annual Compensation		Other Annual Compensation			Long-Term Compensation		All Other Compensation(8)
Name and Principal Position	Year	Salary	Bonus(1)				Securities Underlying Options/SARs(#)

Edward W. Stack, Chairman and Chief Executive Officer	2003 2002 2001	$600,000 600,000 400,000	$1,728,000 1,800,000 1,200,000		$43,668 106,637 11,797	(2)(4) (3) (4)(5)	1,920,000 1,848,000 —			$41,941 37,774 37,458	(9) (10) (11)

William J. Colombo, President and Chief Operating Officer	2003 2002 2001	$450,000 450,000 393,769	$648,000 675,000 595,327		$3,428 471 746	(2) (4)(6) (4)(5)	46,000 462,000 —	(7)		$12,990 8,904 8,496	(9) (10) (11)

William R. Newlin, Executive Vice President and Chief Administrative Officer (12)	2003 2002 2001	$126,346 — —	$181,938 — —	$	— — —		646,000 — —		$	— — —

Michael F. Hines, Executive Vice President and Chief Financial Officer	2003 2002 2001	$450,000 450,000 393,769	$648,000 675,000 585,484		$831 — —	(2) (4) (4)	46,000 462,000 —			$8,400 3,294 3,906

Gary M. Sterling, Senior Vice President, Merchandising,	2003 2002 2001	$334,750 323,558 299,192	$240,615 242,668 149,596		$1,116 — —	(2) (4) (4)	320,000 10,000 —			$8,400 3,294 3,759

(1)	Bonus awards shown in this column for fiscal years 2001, 2002 and 2003 were earned under our bonus program during and based on our performance in fiscal year 2001, 2002 and 2003 but were not paid until fiscal year 2002, 2003 and 2004, respectively.

(2)	Amount shown is the tax payment incurred as a result of (i) professional fees, personal air travel, insurance and country club dues for Mr. Stack, (ii) professional fees and insurance for Mr. Colombo, and (iii) professional fees for Mr. Hines and Mr. Sterling. The amounts do not include the value of perquisites because they do not exceed the lesser of $50,000 or 10% of any such officer’s total annual salary and bonus.

(3)	Includes the aggregate incremental cost to the Company of providing perquisites and personal benefits to Mr. Stack in 2002, as well as tax payments of $45,741 made by the Company on behalf of Mr. Stack. The only perquisite which represent at least 25% of the total amount of all perquisites attributable to Mr. Stack for 2002, is the payment of the $45,000 fee due to the U.S. Federal Trade Commission in connection with the Hart-Scott-Rodino filing made by Mr. Stack as a result of the share exchange occurring prior to the Company’s initial public offering. The 2002 tax payment for Mr. Stack is related to taxes incurred as a result of the payment of this regulatory filing fee, personal air travel, country club reimbursements and life insurance premiums (the amount for insurance premiums paid by the Company is disclosed for fiscal 2002 under All Other Compensation). The amounts incurred by the Company as a result of personal air travel, use of a company car and country club reimbursements are also included as Other Annual Compensation.

(4)	The amounts do not include the value of perquisites and other personal benefits because they do not exceed the lesser of $50,000 or 10% of any such officer’s total annual salary and bonus.

(5)	Amount shown is the tax payment related to stock option compensation.

(6)	Amount shown is the tax payment incurred as a result of life insurance premiums.

(7)	In fiscal 2001, we extended the maturity date of an incentive stock option for 181,097 shares of our common stock which was originally granted to William J. Colombo in 1992. This extension was made as part of an extension in maturity made to other options granted to other employees. This option, which would have expired in 2002, was extended for an additional 10 years from the original expiration date. As a result of the extension, the option became a non-qualified stock option. As a result of the extension, Mr. Colombo owed $746 in federal income tax, which was paid by us on his behalf.

(8)	All Other Compensation includes matching contributions under our 401(k) Plan and life insurance premiums.

(9)	Includes $9,000 and $4,590 of term life insurance premiums paid in fiscal 2003 by us on life insurance policies for the benefit of Messrs. Stack and Colombo, respectively. The beneficiaries under the policies, upon the executive’s death, are the executive’s respective spouses. For Mr. Stack, also includes a $24,541 insurance premium paid in fiscal 2003 by us on an additional life insurance policy for which the Company is, upon the executive’s death, the beneficiary or where prior to death, Mr. Stack may receive the cash surrender value of the policy. The aggregate remaining premiums on this second policy are $122,705.

(10)	Includes $9,939 and $5,610 of insurance premiums paid in fiscal 2002 by us on life insurance policies for the benefit of Messrs. Stack and Colombo, respectively. The beneficiaries under the policies, upon the executive’s death, are the executive’s respective spouses. For Mr. Stack, also includes a $24,541 insurance premium paid in fiscal 2002 by us on an additional life insurance policy for which the Company is, upon the executive’s death, the beneficiary or where prior to death, Mr. Stack may receive the cash surrender value of the policy. The aggregate remaining premiums on this second policy are $147,246.

(11)	Includes $9,000 and $4,590 of insurance premiums paid in fiscal 2001 by us on life insurance policies for the benefit of Messrs. Stack and Colombo, respectively. The beneficiaries under the policies, upon the executive’s death, are the executive’s respective spouses. For Mr. Stack, also includes a $24,541 insurance premium paid in fiscal 2001 by us on an additional life insurance policy for which the Company is, upon the executive’s death, the beneficiary or where prior to death, Mr. Stack may receive the cash surrender value of the policy. The aggregate remaining premiums on this second policy are $171,787.

(12)	Mr. Newlin’s employment with us began on October 22, 2003 and his compensation for fiscal 2003 represents amounts paid from his start date. Under the offer letter with Mr. Newlin, Mr. Newlin’s starting annual rate of pay was set at $450,000 and his bonus opportunity was set at 0-150% of his base salary, targeted at 75%, the same as Messrs. Colombo and Hines.

Option Grants in Fiscal 2003

The following table sets forth information regarding stock options granted to the named executive officers during fiscal 2003.

Individual Grants

Name(a)	Number of Securities Underlying Options Granted (1) (b)		% of Total Options Granted to Employees in Fiscal Years (c)		Exercise or Base Price ($/Sh) (d)	Expiration Date (e)	Grant Date Present Value ($)(6) (f)
Edward W. Stack	1,848,000 72,000	(2) (3)	39.26 1.53	% %	22.87 25.25	10/21/13 1/21/14	20,450,271 920,160
William J. Colombo	46,000	(3)	.98%		25.25	1/21/14	587,880
William R. Newlin	600,000 46,000	(4) (3)	12.75 .98	% %	18.39 25.25	9/22/13 1/21/14	4,437,645 587,880
Michael F. Hines	46,000	(3)	.98%		25.25	1/21/14	587,880
Gary M. Sterling	300,000 20,000	(5) (3)	6.37 .42	% %	25.25 25.25	1/21/14 1/21/14	2,616,000 255,660

(1)	Each of the options was granted under our 2002 Stock Plan and is subject to the terms of the Plan. The exercise prices of the options were equal to the fair market value of the Company’s common stock on the date of grant. All options expire 10 years from the date of grant.

(2)	A non-qualified option exercisable for 1,848,000 shares of our common stock was granted on October 21, 2003. This option becomes exercisable in full on October 21, 2007. This option was approved by the Board prior to our initial public offering and was granted on the anniversary of the consummation of our initial public offering at an exercise price equal to the fair market value of a share of common stock on that date as determined in accordance with our 2002 Stock Plan.

(3)	The option was granted on January 21, 2004 and vests ratably over a four year period beginning on the first anniversary of the date of grant.

(4)	As part of his offer letter, Mr. Newlin received a non-qualified stock option grant exercisable for 600,000 shares of our common stock, which vests 50%, 25% and 25% on the first, second and third anniversaries of the grant and is exercisable for not less than six years from the dates of vesting. Under the option award and letter agreement, if employment is terminated involuntarily within the first year then 50% of this option automatically vests. Additionally, all of the option vests upon the occurrence of an event where Edward W. Stack (whether by reason of stock ownership or position) is no longer in a position to make controlling judgments concerning the employee’s responsibilities with our company.

(5)	The option was granted on January 21, 2004 and becomes exercisable in full on January 21, 2007.

(6)	Based on the Black-Scholes Option Valuation Model to determine grant date present value of the options. We do not advocate or necessarily agree that the Black-Scholes model properly reflects the value of an option. The assumptions used in calculating the option value with respect to our common stock include the following: a risk-free interest rate range of 2.20% to 3.05%; a dividend yield of 0.0%; volatility range of 48.0% to 60.0%; expected option life of 3 to 5 years; and a stock price at date of grant equal to the fair market value of our common stock on the date of grant represented by column (d) in the table. The average value of these options under the Black-Scholes model of option valuation applying the preceding assumptions is $10.22 per share based on a projected future average price of $32.61 per share.

Option Exercises and Values for Fiscal 2003

The following table sets forth information with respect to the number and value of outstanding options held by executive officers named in the Executive Compensation Summary Table at the end of fiscal 2003.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($) (1)
Name	Shares Acquired Upon Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Edward W. Stack	900,000	$11,236,500	370,500	3,768,000	$8,415,908	$38,604,720
William J. Colombo	561,804	4,916,013	648,634	508,000	15,126,702	8,722,560
William R. Newlin	—	—	—	646,000	—	3,897,000
Michael F. Hines	516,000	5,319,245	694,440	508,000	15,774,205	8,722,560
Gary M. Sterling	506,580	3,068,032	318,280	327,500	7,208,955	108,038

(1)	Based upon the market price of $24.88, which was the closing price per share price of common stock on the New York Stock Exchange on the last trading day of fiscal 2003 (January 31, 2004), less the option exercise price per share. All amounts are pre-tax.

COMPARISON OF CUMULATIVE TOTAL RETURNS

The following graph compares the performance of the Company’s common stock with the performance of the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Composite Index”) and the S&P 500 Specialty Retail Index for the periods indicated below. The graph assumes that $100 was invested on October 15, 2002 in the Company’s common stock, the S&P 500 Composite Index and the S&P 500 Specialty Retail Index and that all dividends were reinvested.

The stock performance graph is not necessarily indicative of future performance.

Cumulative Total Return

	10/15/02	1/31/03	1/30/04

Dick’s Sporting Goods	$100.00	$158.34	$414.58

S&P 500 Composite Index	100.00	100.50	128.35

S&P 500 Specialty Retail Index	100.00	86.30	131.64

ITEM 2 — APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Article Third, 4., 4.1 of our Amended and Restated Certificate of Incorporation gives us the authority to issue One Hundred Twenty-Five Million (125,000,000) shares of all classes of stock in the aggregate as follows: One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share, Twenty Million (20,000,000) shares of Class B common stock, par value $.01 per share and Five Million (5,000,000) shares of preferred stock, par value $.01 per share. Management and the Board recommend that the stockholders amend Article Third 4., 4.1 of the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to Two Hundred Million (200,000,000) shares of common stock and Forty Million (40,000,000) shares of Class B common stock. This will increase the aggregate number of shares of all classes of stock that the Company may issue to Two Hundred Forty-Five Million (245,000,000). No stockholder of the Company has any preferential, preemptive or other rights of subscription to any shares of the Company allotted or sold or to be allotted or sold or to any obligations or securities convertible into stock of the Company.

Of the One Hundred Million (100,000,000) shares of Common Stock now authorized for issuance, 33,128,792 shares were issued and outstanding as of March 1, 2004 and an additional 49,447,616 shares of Common Stock were reserved to be issued under the company’s equity incentive plans, for issuance upon the exercise of the warrant issued to Merrill Lynch International, for possible conversion of Class B Common Stock and for the conversion of our senior convertible notes due 2024. Therefore, as of March 1, 2004 we had only 17,423,592 authorized but unissued, unreserved and uncommitted shares of common stock available for issuance. An increase will allow us greater flexibility to effect stock splits, issue stock dividends that may be declared in the future, use stock for future acquisitions, issue stock and stock options under employee benefit plans and issue stock for other general corporation purposes. The increase will enable us to effect such purposes without the delay and expense of a special meeting of stockholders.

Accordingly, the Board unanimously recommends that the stockholders vote for Item 2, which is the following proposal to amend and restate in its entirety Section 4.1 of Article Third, 4. Capital Stock of the Company’s Amended and Restated Certificate of Incorporation as follows:

“4.1 Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is two hundred forty five million (245,000,000) shares, consisting of (a) five million (5,000,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided (b) two hundred million (200,000,000) shares of Common Stock, par value $.01 per share (the “ Common Stock”) and (b) forty million (40,000,000) shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”). The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law or any corresponding provision hereinafter enacted.”

It should be noted that the availability of additional shares of Common Stock or Class B common stock may make it more difficult to effect, or may discourage an attempt, to gain control of us by means of a merger, tender offer or proxy content that is not approved by our management because it could be used to dilute the percentage stock ownership of persons seeking to obtain control of the Company. In this sense, the proposal to increase the number of authorized shares of Common Stock and Class B common stock may have an anti-takeover effect, although the Board of Directors does not view or intend the proposed amendment to have an anti-takeover effect.

A vote for Item 2 by a majority of votes represented in person or proxy and entitled to vote at the meeting, is required to adopt the proposed amendment to Article Third, 4., 4.1 of the Company’s Amended and Restated Certificate of Incorporation.

It is intended that, unless otherwise instructed, the shares represented by the proxy will be voted in favor of adopting the amendment to Article Third, 4., 4.1 of the Company’s Amended and Restated Certificate of Incorporation.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two (2) or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered. You can notify us by sending a written request to Dick’s Sporting Goods, Inc., Investor Relations, 200 Industry Drive, RIDC Park West, Pittsburgh, PA 15275 or call us at (412) 809-0100 if (i) you wish to receive a separate copy of an annual report or proxy statement for this meeting; (ii) you would like to receive separate copies of those materials for future meetings; or (iii) you are sharing an address and you wish to request delivery of a single copy of annual reports or proxy statements if you are now receiving multiple copies of annual reports or proxy statements.

Advance Notice Procedures. Under our bylaws, no business may be presented by any stockholder before an annual meeting unless it is properly presented before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to our Corporate Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) at least 150 days prior to the anniversary date of the preceding year’s annual meeting—that is, with respect to the 2005 annual meeting, by January 2, 2005. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

Stockholder Proposals for the 2004 Annual Meeting. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2005 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, stockholder proposals must be received by the Company’s Corporate Secretary no later than January 3, 2005. Proposals should be sent to Corporate Secretary, Dick’s Sporting Goods, Inc., 200 Industry Drive, RIDC Park West, Pittsburgh, Pennsylvania 15275.

Proxy Solicitation and Costs. The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. We have not retained an outside firm to aid in the solicitation. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Annex I

(Excerpt From Corporate Governance Guidelines)

Independent Directors. A majority of the Board members should qualify as independent directors (the “Independent Directors”) under the requirements of the New York Stock Exchange (the “NYSE”) and any other applicable regulatory authority.

The Board shall review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to any additional qualifications under the listing standards of the NYSE or the rules of any other applicable regulatory authority.

A director will be deemed to have no material relationship with the Company and to be an Independent Director as long as: (i) the director is not or was not employed by the Company within the past three years and none of the director’s immediate family members is or was within the past three years an executive officer of the Company; (ii) neither the director nor any of his or her immediate family members receives or has in the past three years received, more than $100,000 per year in direct compensation from the Company, other than (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service)), or (b) compensation received by an immediate family member for services rendered as a non-executive employee of the Company; (iii) neither the director nor any of his or her immediate family members is or was during the past three years affiliated with or employed by a past or present internal or external auditor of the Company; (iv) neither the director nor any of his or her immediate family members is or was within the past three years employed as an executive officer of another company where any of the Company’s present executive officers serves or served on that company’s compensation committee; (v) the director neither is nor was for the past three years an executive officer or an employee nor any of his or her immediate family members is or was for the past three years an executive officer of a company that makes payments to, or receives payments from, the Company, for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) one million dollars ($1,000,000), or (b) two percent (2%) of such other company’s consolidated gross revenues; (vi) the director is not an executive officer, a partner or owner of more than ten percent of the equity interest of a company (a) to which the Company was indebted at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of five percent (5%) of Company’s total consolidated assets at the end of such fiscal quarter or (b) which was indebted to the Company, other than in the ordinary course of business or on terms available to the public, at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of $100,000 at the end of such fiscal quarter; (vii) the director is not an executive officer or partner of any investment banking firm that has performed services for the Company during the most recently completed fiscal year or current fiscal year in the amount of fees paid to the investment banking firm exceeds five percent (5%) of the investment banking firm’s gross revenues for that firm’s most recently completed fiscal year; (viii) the director is not a member or of counsel to a law firm that the Company has retained during the most recently completed fiscal year or current fiscal year in which the amount of fees paid to the law firm exceeds five percent (5%) of the law firm’s gross revenues for that firm’s most recently completed fiscal year; (ix) the director is not affiliated with a tax exempt entity that receives more than five percent (5%) of its total annual contributions from the Company (based on the tax exempt entity’s most recently completed fiscal year); and (x) neither the director nor any of his or her immediate family members (a) was indebted to the Company, other than in the ordinary course of business or on arms-length terms, at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of $100,000 at the end of such fiscal quarter or (b) is during the current fiscal year or was during the most recently completed fiscal year a party to or otherwise engaged in a transaction or series of similar transactions with the Company or its subsidiaries (excluding director fees, directors expenses, stock options and

I-1

other director compensation and the conversion, repurchase and recapitalization transactions which occurred prior to the Company’s initial public offering) on terms not available to the public and in which the amount involved exceeded $100,000. Immediate family members of a director are the director’s spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such director’s home. When applying the three year look-back provisions, directors do not need to consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The basis for any determination that a relationship is not material which does not meet the standards set forth in the immediately preceding paragraph will be explained in the Company’s annual proxy statement. However, no director shall be determined to be an Independent Director who has one of relationships described in clauses (i) through (v) of the preceding paragraph.

I-2

Annex II

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

DICK’S SPORTING GOODS, INC. (THE “COMPANY”)

PURPOSES AND RESPONSIBILITIES

The Audit Committee has been created to implement and to support the oversight function of the Board of Directors (the “Board”) to promote quality financial reporting, accounting policies, internal controls and independent and objective outside auditors.

The Audit Committee has responsibility to:

•	oversee the integrity of the audit process, financial reporting and internal accounting controls of the Company;

•	oversee the work of the Company’s financial management (“Management”), the internal auditors, if any, employed by the Company (the “Internal Auditors”) and any registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work (the “Outside Auditors”);

•	oversee Management’s development of, and adherence to, a sound system of internal accounting and financial controls and that the Internal Auditors and the Outside Auditors objectively assess the Company’s financial reporting, accounting practices and internal controls; and

•	provide an open avenue of communication between the Outside Auditors, the Internal Auditors and the Board.

The Audit Committee will adopt policies and procedures for carrying out its responsibilities. Such policies and procedures should be flexible so the Audit Committee may react to changing conditions and ensure that the Company’s internal controls and accounting and financial reporting practices meet all legal requirements and are of the highest quality. The Audit Committee shall have the authority as it determines necessary to retain at the Company’s expense independent legal, accounting or other advisors to the Audit Committee. The Company will provide for appropriate funding, as determined by the Audit Committee for (i) the payment of compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or preparing other audit, review or attest services for the Company, (ii) compensation to any advisor employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

MEMBERSHIP OF THE COMMITTEE

1.	The Audit Committee shall consist of no fewer than three members, as determined annually by the Board on the recommendation of the Governance and Nominating Committee. The members of the Audit Committee shall meet the independence and expertise requirements of the New York Stock Exchange, any other exchange on which the Company’s securities are traded, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). Audit Committee members shall not serve simultaneously on the audit committees of more than two other public companies without the approval of the full Board.

2.	The members of the Audit Committee shall be appointed annually by the Board on the recommendation of the Governance and Nominating Committee. Audit Committee members may be replaced by the Board at any time. The Board shall designate the Chairman or Chairwoman (“Chairperson”) of the Audit Committee.

3.	The Board and its committees will exercise its business judgment to determine a director’s eligibility to serve on the Audit Committee.

MEETINGS OF THE AUDIT COMMITTEE

4.	The Audit Committee will meet or hold telephonic meetings as often as it deems appropriate to discharge its responsibilities, but shall meet at least four times each year. The Audit Committee may ask members of Management, the Outside Auditors, the Internal Auditors or others to attend any of its meetings and to provide any information it may deem appropriate.

5.	To the extent it deems necessary, the Audit Committee will meet either as part of Audit Committee meetings or otherwise with Management, the Outside Auditors and the Internal Auditors, either with all or one or more of such group being present at any meeting, to discuss matters for which the Audit Committee has responsibility and shall at least twice each fiscal year meet separately with Management, the Outside Auditors and the Internal Auditors either as part of Audit Committee meetings or otherwise.

SPECIFIC RESPONSIBILITIES OF THE AUDIT COMMITTEE

Appointment and Oversight of the Outside Auditors.

6.	The Outside Auditors are ultimately accountable to the Board and the Audit Committee. The Audit Committee shall be directly responsible for the appointment, retention, termination, compensation and terms of engagement, evaluation and oversight of the work of the Outside Auditor (including resolution of disagreements between management and the Outside Auditor regarding financing reporting). The Outside Auditor shall report directly to the Audit Committee.

7.	The Audit Committee will preapprove the terms (including compensation) of all auditing services (including the providing of any comfort letters in connection with securities underwritings), the terms of any non-audit services which the Outside Auditors or an affiliate of the Outside Auditors are permitted to render under Section 10A(h) of the Securities Exchange Act of 1934 and the compensation for such services. The Audit Committee may delegate the preapproval to one of its members, provided that if such delegation is made, the full Audit Committee at the next regularly scheduled meeting shall be presented with any preapproval decision made by that member.

8.	The Audit Committee shall also, at least annually, obtain and review the Outside Auditor’s report on the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the Outside Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Outside Auditors, and any steps taken to deal with any such issues; and (to assess the Outside Auditor’s independence) all relationships between the independent auditor and the Company.

9.	The Audit Committee shall be responsible for requiring that the Outside Auditors submit to it on a periodic basis a formal written statement delineating all relationships between the Outside Auditors and the Company, including the disclosures regarding the Outside Auditors independence required by the Independence Board Standard No. 1, as in effect from time to time or as otherwise required by any rules of the Public Company Accounting Oversight Board.

10.	The Audit Committee shall be responsible for actively engaging in a dialogue with the Outside Auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the Outside Auditors and for taking appropriate action in response to the Outside Auditors’ report to satisfy itself of the Outside Auditors’ independence.

11.	The Audit Committee shall set clear hiring policies for employees or former employees of the Outside Auditors.

Appointment and Oversight of Internal Auditors.

12.	The Audit Committee will review and concur in the appointment, replacement, reassignment or dismissal of the Company’s head of Internal Auditors and the compensation package for such person.

13.	The Audit Committee will, as it deems necessary, evaluate the Internal Auditors and their impact on the accounting practices, internal controls and financial reporting of the Company.

14.	The Audit Committee will assist board oversight of the performance of the Company’s internal audit function.

Oversight and Review of Accounting Principles and Practices and Internal Controls.

15.	The Audit Committee will, as it deems necessary, exercise oversight of, and review and discuss with Management, the Outside Auditors and the Internal Auditors:

A.	significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, the clarity of the financial disclosures made, changes in the Company’s accounting principles or practices, the application of particular accounting principles and disclosure practices by Management to new transactions or events and the development, selection and disclosure of critical accounting estimates and analysis of alternative assumptions or estimates and the effect of such estimates on the Company’s financial statements;

B.	potential major changes in generally accepted accounting principles and the effect of those changes on the Company’s financial statements;

C.	changes in accounting principles, financial reporting policies and internal controls proposed to be implemented by the Company;

D.	significant litigation, contingencies and claims against the Company and material accounting issues that require disclosure in the Company’s financial statements;

E.	information regarding any “second” opinions sought by Management from an independent auditor with respect to the accounting treatment of a particular event or transaction;

F.	management’s compliance with the Company’s processes, procedures and internal controls;

G.	the adequacy and effectiveness of the Company’s internal accounting and financial controls and the recommendations of Management, the Outside Auditors and Internal Auditors for the improvement of accounting practices and internal controls; and

H.	disagreements between Management and the Outside Auditors or the Internal Auditors regarding the application of any accounting principles or any other matter and the Audit Committee shall resolve any such disagreements.

Oversight and Monitoring of the Company’s Financial Statements and Audits.

16.	The Audit Committee will, as it deems necessary:

A.	review and discuss with management, and to the extent the Audit Committee deems necessary or appropriate, the Internal Auditors and the Outside Auditor, the Company’s disclosure controls and procedures that are designed to ensure that the reports the Company files with the Commission comply with the Commission’s rules and forms.

B.	review and discuss with management, the Internal Auditors and the Outside Auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

C.	review and discuss with management, the Internal Auditors and the Outside Auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-Q, including the results of the Outside Auditor’s reviews of the quarterly financial statements.

D.	review and discuss quarterly reports from the Outside Auditor on:

(i)	all critical accounting policies and practices to be used;

(ii)	all alternative treatments under GAAP for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Outside Auditor;

(iii)	the internal controls adhered to by the Company, management, and the Company’s financial, accounting and internal auditing personnel, and the impact of each on the quality and reliability of the Company’s financial reporting;

(iv)	other material written communications between the Outside Auditor and management, such as any management letter or schedule of unadjusted differences.

E.	discuss in advance with management the Company’s practice with respect to the types of information to be disclosed and the types of presentations to be made in earnings press releases, including the use, if any, of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

F.	discuss with management and the Outside Auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures and aggregate contractual obligations on the Company’s financial statements.

G.	discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

H.	discuss with the Outside Auditor the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 relating to the conduct of the audit. In particular, discuss:

(i)	the adoption of, or changes to, the Company’s significant internal auditing and accounting principles and practices as suggested by the Outside Auditor, Internal Auditors or management; and

(ii)	the management letter provided by the Outside Auditor and the Company’s response to that letter.

I.	receive and review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Company’s Form 10-K and Form 10-Q about (a) any significant deficiencies in the design or operation of internal controls or material weakness therein, (b) any fraud involving management or other associates who have a significant role in the Company’s internal controls and (c) any significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the evaluation.

J.	discuss with the Outside Auditors any problems difficulties or disputes with Management encountered during the course of the audit and management’s response.

K.	in accordance with section 303A of the NYSE Listed Company Manual, generally discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

Communications with the Outside Auditors.

17.	The Outside Auditors shall report directly to the Audit Committee and the Audit Committee will, as it deems necessary, communicate with the Outside Auditors to:

A.	obtain information concerning accounting principles adopted by the Company, internal controls of the Company, Management, the Company’s financial, accounting and internal auditing personnel and the impact of each on the quality and reliability of the Company’s financial reporting;

B.	obtain the information required to be disclosed to the Company by generally accepted auditing standards in connection with the conduct of an audit, including topics covered by SAS 54, 60 and 82;

C.	obtain the report required to be delivered to the Audit Committee by the Outside Auditors on critical accounting policies and practices, on alternative treatments of financial information within generally accepted accounting principles that the Outside Auditors discussed with Management and on other material written communications between the Outside Auditors and Management.

D.	require the Outside Auditors to review the financial information included in the Company’s Quarterly Reports on Form 10-Q in accordance with Rule 10-01(d) of Regulation S-X of the Securities and Exchange Commission (the “Commission”) prior to the Company filing such reports with the Commission and to provide to the Company for inclusion in the Company’s Quarterly Reports on Form 10-Q any reports of the Outside Auditors required by Rule 10-01(d).

Communications with the Internal Auditors.

18.	The Audit Committee will, as it deems necessary, communicate with the Internal Auditors to obtain information concerning accounting principles adopted by the Company, internal controls of the Company, Management, the Company’s financial and accounting personnel and the impact of each on the quality and reliability of the Company’s financial statements.

Communications with Management.

19.	The Audit Committee will, as it deems necessary, communicate with Management to obtain information concerning accounting principles adopted by the Company, internal controls of the Company, the Outside Auditors, the Company’s financial, accounting and internal auditing personnel and the impact of each on the quality and reliability of the Company’s financial statements.

Audit Committee Reports.

20.

The Audit Committee will prepare annually a report for inclusion in the Company’s proxy statement relating to its annual shareholders meeting. In that report, the Audit Committee will state whether it has: (i) reviewed and discussed the audited financial statements with Management; (ii) discussed with the Outside Auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as that statement may be modified or supplemented from time to time; (iii) received from the Outside Auditors the written disclosures and the letter required by Independence Standard Board Standard No. 1, as that standard may be modified or supplemented from time to time, and has discussed with the Outside Auditors, the Outside Auditors’ independence; (iv) received, reviewed and discussed with the

Outside Auditors the report required by section 10A(k) of the Securities Exchange Act of 1934 and (v) based on the review and discussions referred to in clauses (i), (ii), (iii) and (iv) above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

21.	To the extent such information is not included in the annual report of the Audit Committee to be included in the Company’s proxy statement relating to its annual shareholders meeting, the Audit Committee will also report at least annually to the Board on significant results of its activities and compliance with this Charter.

22.	The Audit Committee will report regularly to the Board and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

Additional Responsibilities.

23.	The Audit Committee will:

A.	as it deems necessary, conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation;

B.	as it deems necessary, review and approve or disapprove the Company entering into any transaction with one or more Affiliates involving in excess of $60,000;

C.	create a procedure for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

D.	create a procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

E.	conduct an annual performance evaluation of the Audit Committee.

The Charter.

The Board and the Audit Committee shall review and update this Charter annually and otherwise as circumstances dictate.

ê    FOLD AND DETACH HERE    ê

PROXY	ANNUAL MEETING OF STOCKHOLDERS OF DICK’S SPORTING GOODS, INC. 200 Industry Drive RIDC Park West Pittsburgh, PA 15275 This Proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned stockholder hereby appoints Edward W. Stack, William J. Colombo, William R. Newlin and Michael F. Hines, and each of them individually as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned, to act for the undersigned and to vote, as designated on the reverse, all of the shares of common stock of Dick’s Sporting Goods, Inc. (the “Company”), and hereby appoints Edward W. Stack as proxy for the undersigned, with full power of substitution for and in the name of the undersigned, to act for the undersigned and to vote, as designated on the reverse, all of the shares of Class B common stock of the Company, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, or adjournment or postponement thereof, to be held June 2, 2004, at 1:30 p.m., local time, at Wyndham Pittsburgh Airport, 777 Aten Road, Coraopolis, PA 15108 to consider and act upon the following matters:

☒  Please mark your votes as in this example.

The Board of Directors recommends a vote “FOR” proposals numbers 1 and 2.

	FOR	WITHHOLD
1. Item 1—Election of Directors— Election of two (2) Class B Members of the Board of Directors: Nominees: Emanuel Chirico; Walter Rossi	☐	☐

Instructions: To withhold authority to vote for any individual nominee, write the nominee’s name in the space below.

	FOR	AGAINST	ABSTAIN

2. Item 2—Approval of Amendment to the Certificate of Incorporation—The approval of the Amendment to the Certificate of Incorporation:	☐	☐	☐

Please date, sign and mail your proxy card as soon as possible

(continued and to be signed on the reverse side)

ê    FOLD AND DETACH HERE    ê

Unless otherwise specified in the boxes and space provided, the proxies shall vote in the election of directors for the nominees listed above and for Item 2, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has established the close of business on April 12, 2004, as the record date for the determination of the stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders.

To change the name of your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted by this method. ☐

Signature

(Signature if held jointly)

Dated	, 2004

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by a duly authorized person.